CHIREX


                                                                    May 26, 2000

Rhodia
26, quai Alphonse Le Gallo
F-92512 Boulogne-Billancourt Cedex
France

Dear Sir/Madam:

          In connection with Rhodia's consideration of the potential acquisition (the "Transaction") of all or any portion of the assets, securities or businesses of ChiRex Inc. ("ChiRex"), ChiRex directly or through its financial advisor Chase Securities Inc. ("Chase"), is prepared to make available to Rhodia ("Rhodia") certain information concerning its business, operations and assets (all of which information so provided to Rhodia shall be known as the "Evaluation Material"), subject to the conditions set forth below.

          Rhodia agrees to use the Evaluation Material solely for evaluating the Transaction and not in any way detrimental to ChiRex and that the Evaluation Material will be kept confidential by Rhodia; provided, however, Rhodia may disclose any Evaluation Material to Rhodia's directors, officers, employees, agents, advisors, financing sources, attorneys and other representatives (collectively, Rhodia's "Representative(s)") in each case who need to know such information for the purpose of evaluating the Transaction (it being understood that they shall be informed by Rhodia of the confidential nature of such information and that Rhodia shall cause them to treat such information confidentially and that Rhodia shall be responsible for any breach by them of this agreement).

          The term "Evaluation Material" means all information or data received by Rhodia or Rhodia's Representatives, whether before or after Rhodia's execution of this agreement, relating to the business and operations (including, without limitation, information regarding customers and intellectual property) of ChiRex or any of its affiliates or subsidiaries, and shall also be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by Rhodia or Rhodia's Representatives based on the Evaluation Material made available by or on behalf of ChiRex.

          The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of the breach of this agreement by Rhodia or Rhodia's Representatives, (ii) was available to Rhodia or Rhodia's Representatives on a non-confidential basis prior to its disclosure by ChiRex or its representatives, (iii) is or becomes available to Rhodia on a non-confidential basis, provided that the source of such information is not known by Rhodia to be bound by a confidentiality agreement or other obligation of confidentiality with respect to such information, or (iv) was independently developed by employees or consultants of Rhodia or Rhodia's Representatives without reference to or knowledge of the Evaluation Material.


______________________________________________________________________________
       ChiRex, Inc., 300 Atlantic St., Suite 402, Stamford, CT 06901 USA
               Voice: (203) 351-2300  Facsimile: (203) 425-9996

     Rhodia agrees that neither Rhodia nor Rhodia's Representatives will disclose to any person the fact that the Evaluation Material has been made available to Rhodia or them, that discussions or negotiations are taking place concerning the Transaction or any of the terms, conditions or other facts with respect thereto; provided that Rhodia or Rhodia's Representatives may make such disclosure if they have received the written opinion of counsel that such disclosure must be made in order not to commit a violation of law. Rhodia shall not knowingly take any action that would result in such a legal requirement to disclose.

     In the event that Rhodia or any of Rhodia's Representatives are requested or required (by subpoena, court order, or other similar process) to disclose any of the Evaluation Material, that discussions or negotiations are taking place concerning the Transaction or any of the terms, conditions, or other facts with respect thereto, Rhodia shall provide ChiRex with prompt written notice, unless notice is prohibited by law, of any such request or requirement so that ChiRex may seek a protective order or other appropirate remedy. In the event that such protective order or other remedy is not obtained, Rhodia may disclose such information and Rhodia will exercise Rhodia's best efforts to obtain assurance that confidential treatment will be accorded to such information.

     Rhodia hereby acknowledges that it is aware (and that its Representatives who are apprised of this matter have been or will be advised ) that U.S. securities laws restrict persons with material non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

     The obligations of the parties under this agreement with regard to the confidentiality of the Evaluation Material shall terminate on the third anniversary of the date hereof.

     For a period of two years from the date of this letter agreement (the "Standstill Period") or unless authorized by ChiRex, Rhodia, on behalf of itself and its affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), hereby agrees that each of Rhodia and Rhodia's affiliates shall not, and shall cause any person or entity controlled by Rhodia or them not to: (i) in any manner acquire, agree to acquire or make any proposal to acquire ownership directly or indirectly (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any voting securities or other equity interests in, or property of ChiRex or any right or options to acquire such ownership; (ii) propose to enter into, directly or indirectly, any merger or business combination involving ChiRex; (iii) solicit proxies or consents, directly or indirectly or become a "participant" in any "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of ChiRex; (iv) with respect to any voting securities of ChiRex, (a) form or join any "group" (within the meaning of Section 13(d)(3) of the Exchange Act) after the date of this agreement that would be required to file a statement on Schedule 13D or Schedule 13G if such group had not previously filed such statement or (b) in the event that Rhodia or any of Rhodia's affiliates have formed or joined any such group prior to the date hereof, participate in or benefit from any additional action by such group or any member thereof after the date of this agreement which (1) would constitute a violation of this paragraph if undertaken by Rhodia alone or (2) would require such group to file a statement on Schedule 13D or Schedule 13G if such group had not previously filed such a statement; (v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or

________________________________________________________________________________
        ChiRex Inc., 300 Atlantic St. Suite 402, Stamford, CT 06901 USA
                Voice: (203) 351-2300 Facsimile: (203) 425-9996
policies of ChiRex; (vi) initiate any communications with any employee of ChiRex except as contemplated by this agreement concerning the Evaluation Material or any possible transaction involving ChiRex or solicit the employment of any current employee of ChiRex (except that employees of ChiRex may be solicited contemporaneously with or following the execution and delivery of definitive document for the Transaction between ChiRex and Rhodia or any of Rhodia's affiliates; (vii) disclose any intention, plan or arrangement inconsistent with any of the foregoing; or (viii) advise, assist or encourage any other person in connection with any of the foregoing.

     Rhodia also agrees that during the Standstill Period and other than as authorized by this agreement or a definitive agreement for the Transaction executed by ChiRex and Rhodia or any of Rhodia's affiliates, (i) neither Rhodia nor any of Rhodia's Representatives will request, directly or indirectly, that ChiRex (or its directors, officers, employees or agents) amend or waive any provision of the preceding paragraph or this sentence, ii) neither Rhodia nor any of Rhodia's Representatives will take any action that might require ChiRex to make a public announcement regarding the possibility of a business combination, merger, sale of assets, liquidation or other extraordinary corporate transaction involving ChiRex and (iii) if at any time during the Standstill Period, Rhodia or any of Rhodia's Representatives is approached by any third party concerning its or their participation in a transaction involving ChiRex's assets or businesses or securities issued by ChiRex, Rhodia will inform ChiRex promptly of the nature of such proposed transaction and the parties thereto. The restrictions contained in this paragraph and in the preceding paragraph shall not be applicable to ordinary brokerage or trading transactions by a securities dealer or purchases by an institutional investor solely for investment purposes aggregating less than 5% of ChiRex's outstanding voting securities.

     Notwithstanding the foregoing, Rhodia shall be released from its obligations during the Standstill Period as set forth in the preceding two paragraphs if (i) any person or group of persons acting in concert acquires, announces or commences a tender or exchange offer to acquire, or otherwise announces its intent to commence or commences a form of business combination which would result in the acquisition of 50% or more of the then outstanding voting stock of ChiRex, or (ii) ChiRex enters into or announces its intent to enter into any merger, sale or business combination which would result in the sale of all or substantially all of ChiRex's assets, or 50% or more of ChiRex's then outstanding voting shares being owned by persons other than ChiRex's current shareholders immediately prior to the consummation of such transaction.

     Upon ChiRex's request, all copies of the Evaluation Material (except for that portion of the Evaluation Material that consists of notes, analyses, compilations, studies, interpretations or other documents prepared by Rhodia or Rhodia's Representatives) will be promptly returned to ChiRex. That portion of the Evaluation Material that consists of such notes, analyses, compilations, studies, interpretations or other documents will be destroyed upon ChiRex's request, such destruction to be confirmed in writing to ChiRex.

     Rhodia acknowledges that neither ChiRex nor Chase (i) makes any representation or warranty as to the accuracy or completeness of the Evaluation Material or (ii) incurs any obligation to inform Rhodia of any change in ChiRex or the information provided to Rhodia. Rhodia agrees that neither ChiRex nor any of its directors, officers, employees, agents or advisors nor Chase shall have any liability to Rhodia or to any of Rhodia's Representatives relating to or resulting from use of the Evaluation Material. Each party hereby agrees that no contract or agreement providing for a Transaction shall be deemed to exist unless and until a definitive agreement has been executed and delivered, and each party hereby waives, in advance, any claims (including, without limitation, claims for breach of contract) in connection with any

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       ChiRex Inc., 300 Atlantic St., Suite 402, Stamford, CT 06901 USA
                Voice: (203) 351-2300 Facsimile: (203) 425-9996

Transaction unless and until a definitive agreement has been executed and delivered. Each party also agrees that unless and until a definitive agreement has been executed and delivered, neither party nor its stockholders or its affiliates will be under any legal obligation of any kind whatsoever with respect to any Transaction except for the manners specifically agreed to in this agreement. For purposes of this agreement, the term definitive agreement does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of any offer or bid.

          It is understood and agreed that no failure or delay by ChiRex in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Rhodia agrees that money damages would not be a sufficient remedy for any breach of this agreement by Rhodia or Rhodia's Representatives and that in addition to all other remedies ChiRex shall be entitled to equitable relief, including injunction and specific performance, for any breach of the provisions of this agreement. Rhodia further agrees to waive, and use Rhodia's best efforts to cause Rhodia's Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.

          This agreement will inure to the benefit and may be enforced by ChiRex and its successors or assigns and will be binding upon Rhodia and Rhodia's Representatives and their respective successors in interest; provided, however, that any assignment by Rhodia or Rhodia's Representatives of their respective rights and obligations hereunder without ChiRex's prior consent will be void.

          This agreement embodies the entire understanding and agreement between the parties with respect to the Evaluation Material and supersedes any prior understandings and agreements relating thereto. In the event that any provision of this agreement is held invalid or unenforceable by a court of competent jurisdiction, then such provision will be considered separate and apart from the remainder of this agreement which will remain in full force and effect. In the event any provision is held to be overbroad as written, then such provision will be deemed amended to narrow its application to the extent necessary to make the provision enforceable in accordance with applicable law and enforced as so amended. This agreement may be signed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.













______________________________________________________________________________
       ChiRex, Inc., 300 Atlantic St., Suite 402, Stamford, CT 06901 USA
                Voice: (203) 351-2300  Facsimile: (203) 425-996

          This agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of laws principles or rules. Rhodia and ChiRex irrevocably agree that the courts of the State of New York are to have exclusive jurisdiction to settle any dispute which may arise in connection with the validity, effect, interpretation or performance of, or the legal relationships established by, this agreement or otherwise in connection with this agreement and either party may apply to such courts for ancillary relief. For such purposes, each party irrevocably submits to the jurisdiction of any such court, waives any objections to the jurisdiction of any such court and agrees that a judgement or order of any such court shall be conclusive and binding on it and may be entered against it in the courts of any other jurisdiction.

          Please confirm Rhodia's agreement with the foregoing by signing and returning one copy of this letter to ChiRex.

                                    Very truly yours,

                                    CHIREX INC.


                                    By: /s/ Thomas I. H. Dubin
                                        --------------------------------------
                                        Name: Thomas I. H. Dubin
                                        Title: VP, General Counsel & Secretary

Accepted and agreed as of
the date first written above:

RHODIA



By: /s/ J.C. Bravard
   ---------------------------
   Name: J.C. Bravard
   Title: Deputy President








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       ChiRex, Inc., 300 Atlantic St., Suite 402, Stamford, CT 06901 USA
                Voice: (203) 351-2300 Facsimile: (203) 425-9996